Filed Under Rule 424(b)(3)
                                                           File Number 333-36682

                   Prospectus Supplement Dated March 14, 2002
                                       to
                          Prospectus Dated May 24, 2000

                             SIGA TECHNOLOGIES, INC.

      The table set forth in the section of the Prospectus entitled "Selling Stockholders" is hereby updated to reflect the transfer of certain common stock warrants from Gabriel M. Cerrone to Panetta Partners Ltd. The selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which it provided the information regarding the shares beneficially owned by it, all or a portion of the shares beneficially owned by it in transactions registered under other effective registration statements or exempt from the registration requirements of the Securities Act.

                                 Securities Owned Prior to                     Securities Owned After
                                         Offering                                     Offering
                                 -------------------------       Shares of     -----------------------
                                                                  Common       Number of
                                 Shares of      Percent of        Stock        Shares of    Percent of
Name of Selling                    Common        Common          Offered        Common        Common
Stockholder                        Stock          Stock           Hereby         Stock         Stock
                                 ---------      ----------      ----------     ---------    ----------
Panetta Partners Ltd.(2)         141,084(1)        1.4          210,000(3)     141,084         1.4

----------

(1) Panetta holds, inter alia, warrants to purchase 649,388 shares of common stock. The warrants provide that, with certain limited exceptions, they are not exercisable if, as a result of such exercise, the number of shares of common stock beneficially owned by Panetta and its affiliates (other than shares of common stock which may be deemed beneficially owned through the ownership of the unexercised portion of such warrants) would exceed 9.99% of the outstanding shares of common stock. As a result of the restrictions described in the immediately preceding sentence and the facts described in this footnote 1 and 2 below, the warrants are not presently exercisable. If not for the 9.99% limit, Panetta could be deemed to beneficially own 790,472 shares of common stock, or 7.3% of the outstanding shares of common stock.

(2) Gabriel Cerrone is the general partner of Panetta Partners, Ltd. and a director of Siga. Mr. Cerrone could be deemed to beneficially own 1,277,584 shares of common stock, or 11.4% of the outstanding shares of common stock, giving effect to the 9.99% limit. Such amount includes 1,075,000 shares of common stock issuable upon exercise of options. If not for the 9.99% limit, Mr. Cerrone could be deemed to beneficially own 1,926,972 shares of common stock, or 16.2% of the outstanding shares of common stock.

(3) The shares of common stock offered hereby underlie warrants which currently are not exercisable because of the 9.99% limit.